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                                                                     Exhibit 1.1


The Stock Exchange of Hong Kong Limited takes no responsibility for the contents of this announcement, makes no representation as to its accuracy or completeness and expressly disclaims any liability whatsoever for any loss howsoever arising from or in reliance upon the whole or any part of the contents of this announcement.


               (CHINA EASTERN AIRLINES CORPORATION LIMITED LOGO)

               (A joint stock limited company incorporated in the People's Republic of China with limited liability)

                                (Stock code: 670)

                                  ANNOUNCEMENT

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The board of directors of China Eastern Airlines Corporation Limited (the
"COMPANY") hereby announces that at a board meeting of the Company held on 7th September, 2004, certain changes in the management personnel of the Company were approved.
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The board of directors of the Company (the "BOARD") hereby announces that a
Board meeting was held on 7th September, 2004 (the "MEETING"), at which the following resolutions regarding certain changes in the management personnel of the Company were passed:

1. Mr. Li Fenghua ceased to act as President of the Company with effect from the conclusion of the Meeting; and

2. Mr. Luo Chaogeng was appointed as President of the Company with effect from the conclusion of the Meeting.

Mr. Li Fenghua remains as a director of the Company.

Mr. Luo Chaogeng, aged 54, is currently a member of the party committee and deputy general manager of China Eastern Air Holding Company. Mr. Luo joined the civil aviation industry in 1970 and worked for the Civil Aviation Administration of China ("CAAC") Lanzhou Bureau as a flight mechanic of the aviation instructing team from August 1970 to August 1972. From August 1972 to March 1989, Mr. Luo was a flight mechanic and a deputy instructor of the 8th Fleet of the CAAC. From March 1989 to August 1994, Mr. Luo was a deputy political commissar, political commissar and a party secretary of the Xi'an fleet of China Northwest Airlines. He was the party secretary of China Northwest Airlines aircraft repair factory from August 1994 to October 1996. Mr. Luo was a party secretary and deputy general manager of China Northwest Airlines aircraft repair base from October 1996 to March 1997 and a deputy director of the CAAC Northwest Bureau from March 1997 to December 2000. Mr. Luo was a general manager of Yunnan Airlines Company and was also the Head and a deputy party secretary of the CAAC Yunnan Bureau from December 2000 to November 2001. Mr. Luo was the general manager and a deputy party secretary of Yunnan Airlines Company from November 2001 to September 2002. Mr. Luo was a general manager of China Eastern Airlines Yunnan Co., Ltd. from September 2002 to September 2004. Since September 2002, Mr. Luo has been a member of the party committee and a deputy general manager of China Eastern Air Holding Company. Mr. Luo Chaogeng studied in the post-graduate economic management class for leaders of Shan'xi Province held by the Central Party College from September 1998 to June 2001. He holds the title of First Class Flight Mechanic.



                                                      By order of the Board
                                                      CHINA EASTERN AIRLINES
                                                       CORPORATION LIMITED
                                                           LUO ZHUPING
                                                  Director and Company Secretary


Shanghai, the People's Republic of China
7th September, 2004

The Board as at the date hereof comprises of:

Ye Yigan (Chairman, Non-executive Director)
Li Fenghua (Non-executive Director)
Cao Jianxiong (Non-executive Director)
Wan Mingwu (Vice President, Executive Director)
Zhong Xiong (Non-executive Director)
Luo Zhuping (Executive Director)
Hu Honggao (Independent Non-executive Director)
Peter Lok (Independent Non-executive Director)
Wu Baiwang (Independent Non-executive Director)
Zhou Ruijin (Independent Non-executive Director)
Xie Rong (Independent Non-executive Director)


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